EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, each of the undersigned does hereby consent and agree to the joint filing on behalf of each of them of a Statement on Schedule 13D and all amendments thereto with respect to Steelcloud, Inc. common stock, par value $0.001 per share, beneficially owned by each of them, and to the inclusion of this Joint Filing Agreement as an exhibit thereto.

Date: August 9, 2010

CALEDONIA CAPITAL CORPORATION

By:	/s/ Edward M. Murchie
Name:	Edward M. Murchie
Title:	President

   /s/ Edward M. Murchie
EDWARD M. MURCHIE, individually